Exhibit 10.2

10000 N Central Expressway Suite 1325 Dallas, Texas 75291 (972) 674 - 4400 (972) 674 - 4399 fax veritexbank.com

In connection with the employment of Noreen Skelly to become the CFO of Veritex Community Bank (“bank”) and as part of her compensation package, we agree to the following:

At change of control only, if the gross amount of proceeds from Noreen’s option/grant ownership does not meet a minimum of $200,000.00 then the “bank” will supplement the deficiency so that a total gross amount of $200,000.00 is achieved.

Agreed to and accepted this 18th day of June, 2012.

/s/ C Malcolm Holland	/s/ Noreen Skelly
C Malcolm Holland, CEO	Noreen Skelly, CFO